Exhibit 23.1

Consent of Independent Accountants

The Board of Directors

Balanced Care Corporation:

We consent to the incorporation by reference in the Registration Statement on Form 8-K of Ventas, Inc. of our report dated October 31, 2006, with respect to the consolidated balance sheets of Balanced Care Corporation and Subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the years in the three-year period ended June 30, 2006, which report is incorporated in the Form 8-K of Ventas, Inc. dated November 7, 2006.

/s/ KPMG LLP

KPMG LLP

Baltimore, Maryland

November 10, 2006